                                    AGREEMENT

AGREEMENT made this 23rd day of February, 1996, by and between (i) Tiffany & Co. Japan Inc. (formerly known as Tiffany-Japan (Delaware) Inc.) ("Tiffany-Japan"), a corporation organized and existing under the laws of the State of Delaware with its Japan branch offices at 3-1-31, Minami-Aoyama, Minato-ku, Tokyo 107, Japan, (ii) Tiffany and Company ("Tiffany"), a corporation organized and existing under the laws of the State of New York with its executive offices at 727 Fifth Avenue, New York, NY 10022 United States of America and (iii) Mitsukoshi Limited ("Mitsukoshi"), a corporation organized and existing under the laws of Japan with its executive offices at 4-1, Nihombashi Muromachi 1-chome, Chuo-Ku, Tokyo 103, Japan.

                                   WITNESSETH:

Whereas, Mitsukoshi, Tiffany-Japan and Tiffany are parties to a certain Agreement dated 12 June 1993 (the "93 Agreement");

Whereas, Tiffany-Japan has entered into a lease dated January 30, 1996 (the "Lease") with Mitsui Real Estate Co. ("Landlord") for retail premises in the first and second floor of the Ginza Iwasaki Building, 2-7-17, Ginza Chuo-ku, Tokyo (the "Premises");

Whereas, under the terms of the Lease, Tiffany-Japan will, at its own cost and expense, renovate, fixture, fit-out and decorate the Premises as a TIFFANY & CO. store;

Whereas, the Lease provides that Tiffany-Japan may not sublease the Premises, except with and subject to Landlord's permission, and Landlord has agreed to grant its permission for a sublease of the Premises from Tiffany-Japan to Mitsukoshi, but only for the purposes of operating a TIFFANY & CO. retail store and on the condition that such sublease term expire no later than September 30, 2001;

Whereas, it is mutually desired that Mitsukoshi facilitate the sale of Tiffany-Japan's merchandise on the Premises and that Mitsukoshi retain a percentage of the proceeds of such sales in consideration of the services it will provide under this Agreement; and

Whereas, the parties expect that the entire TIFFANY & CO. business in Japan will benefit from the prestige of the Ginza Store .

NOW THEREFORE, in consideration of the foregoing facts and objectives, and the mutual promises set forth below, the parties hereto agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

AS USED IN THIS AGREEMENT, THE FOLLOWING INITIALLY CAPITALIZED WORDS AND PHRASES SHALL HAVE THE MEANINGS ASCRIBED TO THEM BELOW:

"Affiliate" means, with respect to any party to this Agreement, a company or other business entity controlling, controlled by or under common control with such party through stock ownership exceeding fifty percent (50%).

"Consigned Merchandise" shall mean Tiffany Merchandise consigned by Mitsukoshi to Tiffany-Japan for sale in the Ginza Store pursuant to the terms of the 93 Agreement.

"Current Retail Price" means the retail price established by Tiffany-Japan, from time to time, for sale of Tiffany Merchandise in Japan.

"Expiration Date" means September 30, 2001.

"Fine Merchandise" means individual items of Tiffany Merchandise as defined in the 93 Agreement.

"Flowers" means fresh flowers used to decorate the Ginza Store.

"Furniture and Equipment" means any and all such furniture, fixtures, equipment and other furnishings as will be used for or in connection with the sale of Tiffany Merchandise at the Ginza Store other than the POS System.

"Ginza Boutique" means the Mitsukoshi Boutique located within Mitsukoshi's Ginza Department Store.

"Ginza Store" means the TIFFANY & CO. store to be established on the Premises.

"Inventory System" means a computer system for inventory accounting to be supplied by Tiffany-Japan, which will be linked by data-line with the inventory accounting system used by Tiffany-Japan.

"Liability Insurance" means a comprehensive general liability, policy naming both Mitsukoshi and Tiffany-Japan as insureds, covering operations conducted at the Premises and having the following limits of liability: (Yen2.5 Billion Aggregate and (Yen2.5 Billion any single occurence.

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"Maintenance" means such services or replacements necessary to maintain the
Premises and the Ginza Store in a first-class state of cleanliness and repair.

"Mitsukoshi Boutique" means a TIFFANY & CO. boutique qualifying as either a New Boutique or an Existing Boutique under the 93 Agreement.

"Net Sales" means the aggregate retail selling price for sales of Tiffany Merchandise made in the Ginza Store, not reduced by the amount of any rent, fee or commission, if any, paid to Mitsukoshi as a percentage of sales, but reduced by consumption or other tax collected from the consumer and by Qualified Returns.

"Office Equipment" means facsimile machines, personal computers, word processing equipment, copying machines, filing cabinets and the like.

"Operating Manual" means the operating manual for Mitsukoshi Boutiques published by Tiffany-Japan as such manual may be amended from time to time.

"Organizational Chart" means the organizational chart for the Ginza Store attached as Schedule OC.

"Packaging Materials" means packaging materials (including, but not limited to, blue boxes, ribbons, wrapping materials, felt bags, jewelry boxes and shopping bags) meeting Tiffany-Japan's standards for design, color and quality.

"POS System" means a point-of-sale transaction processing system, including seven (7)cash registers and all necessary data lines, processing equipment, software and data-storage devices, all to be specified and supplied by Mitsukoshi, and linked by data-line and compatible with the transaction processing system used by Mitsukoshi.

"Qualified Returns" means the following returns of Tiffany Merchandise accepted from consumers for credit: returns accompanied by a receipt indicating purchase at the Ginza Store or any Mitsukoshi Boutique, provided such Tiffany Merchandise has not been damaged by mishandling or abuse by the consumer.

"Selling Percentage" means Twenty-nine Percent (29%) of Net Sales for the month in question for all Tiffany Merchandise other than Fine Merchandise and Seventeen Percent (17%) for Fine Merchandise.

"Security" means physical security for the Premises and the Tiffany Merchandise stored in the Premises, including security guards and the on-going subscription, operation and maintenance costs for the Security System;

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"Security System" means security systems, fire, burglary, robbery alarms, and alarm response systems, including but not limited to, closed circuit television surveillance systems, motion detectors and other linked detectors to be specified and installed in the Premises by Tiffany-Japan.

"Shipping, Packing and Receiving" means those services necessary to receive Tiffany Merchandise, transfer it between TIFFANY & CO. selling locations, place it in storage, bring it to and place it on the sales floor, pack it for delivery to the customer and ship it (including to the customer or back to Tiffany-Japan) other than costs incurred under Section 6.5.2 below.

"Staff" means all personnel required for the operation of the Ginza Store on a day-to-day basis, including Mitsukoshi Staff and Tiffany Staff, as shown on the Organizational Chart.

         "EVP/COO" shall have the meaning provided in Section 8.7 below.

         "Mitsukoshi Staff" means ten (10) employees of Mitsukoshi or one of its Affiliates including POS Staff and employees performing the functions set forth in Schedule MS.

         "POS Staff" means employees of Mitsukoshi or one of its Affiliates who shall manage and operate the POS System, take charge of all customer receipts on behalf of Mitsukoshi and have responsibility for cash and credit card vouchers and the cash registers.

         "President of the Ginza Store" shall have the meaning provided in
         Section 8.7 below.

         "Tiffany Staff" means all members of Staff other than Mitsukoshi Staff. Tiffany Staff includes Sales and Marketing Staff as well as all other members of Staff who are employees of Tiffany-Japan or one of its Affiliates and provided to Mitsukoshi under the Staffing Agreement.

         "Sales and Marketing Staff" means employees of Tiffany-Japan given responsibility pursuant to the Staffing Agreement for the day-to-day management of the Staff and the Ginza Store under the joint cooperative guidance of the President of the Ginza Store and the EVP/COO and designated to act as liaison between Mitsukoshi and Tiffany-Japan with respect to the operation of the Ginza Store, as well as other employee's of Tiffany-Japan who act as sales clerks and deal directly with the customer.

"Staffing Agreement" means the agreement (Gyomu-Itaku-Keiyaku) in the form attached as Exhibit SA by which Tiffany-Japan will provide Tiffany Staff to Mitsukoshi for purposes of operating the Ginza Store in accordance with the entrustment by Mitsukoshi.

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

"Sublease" means the sublease for the Premises in the form attached as Exhibit
SL.

"Tiffany Merchandise" means TIFFANY & CO. brand merchandise.

"Uniforms" means uniforms to be worn by Staff conforming to Tiffany-Japan's standards for design, color and quality.

"Utilities and Services" means any and all such utilities and services as may be necessary to operate the Ginza Store as required under this Agreement, including, but not limited to, electricity; gas; heating, ventilating, air conditioning; water supply; telephone service (exclusive of the cost of equipment (lease or purchase) and installation); data-line service charges (including for the Inventory but exclusive of installation costs); inspections; postage and courier services; real estate taxes payable under the Lease, if any; garbage removal; sidewalk cleaning; neighborhood merchants' association membership; and messenger fees.

"Trademarks" means the trademarks and tradenames TIFFANY & CO. or TIFFANY, the trademark TIFFANY-SCHLUMBERGER and the trademarks of the designers ELSA PERETTI and PALOMA PICASSO.

                                   ARTICLE II
                                OTHER AGREEMENTS

2.1 As a condition to the effectiveness of this Agreement, Mitsukoshi and Tiffany-Japan shall have executed and exchanged the Sublease.

2.2 As a condition to the effectiveness of this Agreement, Mitsukoshi and Tiffany-Japan shall have executed and exchanged the Staffing Agreement.

2.3 Tiffany, Tiffany-Japan and Mitsukoshi hereby represent and agree that the 93 Agreement remains in full force and effect except as modified below in this Section 2.3.

         2.3.1 The Ginza Store shall not be considered a Mitsukoshi Boutique for purposes of calculating "Net Incremental Sales" under the 93 Agreement or an "ODS Boutique" for purposes of calculating the fee payable under
                           Section 14.1 of the 93 Agreement.

         2.3.2 The Ginza Store will be considered the "Flagship Store" for purposes of Article XI of the 93 Agreement and sales of Tiffany Merchandise from the Ginza Store will not be in violation of Section 7.6 of the 93 Agreement. All parties waive any further right to establish a "Flagship Store" under the terms of the 93 Agreement, provided, however, that if this Agreement shall terminate as provided in Sections
                           3.1.1. or 3.1.2 below, then this waiver shall not be effective.

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

         2.3.3 Mitsukoshi agrees that "Consignable Inventory" will be consigned to Tiffany-Japan for sale in the Ginza Store as provided in Article XII of the 93 Agreement.

         2.3.4 For the purposes of calculating the Incentive Fee payable under the 93 Agreement, Net Incremental Sales shall be computed for the Ginza Boutique (but not for other Mitsukoshi Boutiques) as follows:

                           2.3.4.1 for the 12-month period ending January 31 during which the Ginza Store first opens for business (the "Opening Year"), A = B - {(x) - (y)} where:

                                                     A = Net Incremental Sales
                                                     of the Opening Year;

                                                     B = Net Sales in the
                                                     Opening Year

                                                     (x) = Net Sales for the
                                                     12-month period immediately
                                                     prior to the Opening Year
                                                     (the "Comparison Year") and

                                                     (y) = one-third (1/3) of
                                                     Net Sales in each calendar
                                                     month of the Comparison
                                                     Year that corresponds to a
                                                     calendar month in the
                                                     Opening Year in which the
                                                     Ginza Store was open for
                                                     business;

                           2.3.4.2 for the 12-month period following the Opening Year (the "Second
                                            Year"), A' = B' - {(x') - (y')}
                                            where:

                                                     A' = Net Incremental Sales
                                                     in the Second Year

                                                     B' = Net Sales in the
                                                     Second Year

                                                     (x') = Net Sales for the
                                                     Opening Year and

                                                     (y') = one-third (1/3) of
                                                     Net Sales in each calendar
                                                     month of the Opening Year
                                                     in which the Ginza Store
                                                     was not open for business;
                                                     and

                           2.3.4.3 for any other periods, as provided in the 93 Agreement.


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

                                   ARTICLE III
                             OPENING OF GINZA STORE

3.1 The parties' obligations under this Agreement will commence upon execution of this Agreement, and each party shall use its best efforts to cause the Ginza Store to be opened pursuant to this Agreement, the Sublease and the Staffing Agreement, and after the opening shall operate the Ginza Store pursuant to such agreements.

         3.1.1 In the event that Tiffany-Japan is excused by conditions beyond its control from turning possession of the Premises over to Mitsukosi, then no party shall have any further obligation to any other party under this Agreement and it will terminate without liability to any party.

         3.1.2 In no circumstance will Tiffany-Japan be required to turn over possession of the Premises to Mitsukoshi if such act would constitute a violation of the Lease or the Sublease. If Tiffany-Japan may not turn possession of the Premises over to Mitsukoshi without violating the terms of the Lease or the Sublease, then no party shall have any further obligation to any other party under this Agreement and it will terminate without liability to any party.

3.2 Tiffany-Japan shall, at its own cost and expense, organize and make all arrangements for the opening and opening ceremonies for the Ginza Store, including all arrangements for publicity and media events surrounding the grand opening of the Ginza Store. Mitsukoshi will not take any action or make any statements or press releases that detract from the primary marketing message which Tiffany-Japan will seek to convey, to wit: that the Ginza Store will be the primary showcase within Japan for Tiffany Merchandise.

         3.2.1 At least three months prior to the projected grand opening date for the Ginza Store, representatives from Tiffany's public relations staff will travel to Tokyo to meet with members of Mitsukoshi's public relations staff to plan for the opening. Mitsukoshi will cooperate with such planning in good faith.

         3.2.2 Tiffany-Japan will keep Mitsukoshi fully informed and involved in all planning for the grand opening, it being agreed that the focus of the grand opening will be on the TIFFANY & CO. brand and the Ginza Store as the symbol of the joint business between Tiffany and Mitsukoshi.

3.3 No party shall issue a press release concerning plans for the Ginza Store until all parties have had a chance to review and comment upon such press release.

3.4 Tiffany-Japan shall, at its own cost and expense, arrange for the initial stocking and display of the Ginza Store prior to the grand opening, as well as pre-opening training for Staff.

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                                   ARTICLE IV
                             INSURANCE AND INDEMNITY

4.1 Tiffany shall provide Liability Insurance; however, on the failure of Tiffany to provide Liability Insurance, Tiffany-Japan shall do so.

4.2 To the extent not covered by the Liability Insurance, Mitsukoshi shall, during and after the term of this Agreement, indemnify, defend and hold Tiffany and Tiffany-Japan harmless from and against any and all claims, demands, suits, actions, causes of action, loss, damage, liability and attorney's fees, and other costs and expenses incurred by Tiffany or Tiffany-Japan as the result of any violation of this Agreement by, or any act of omission or commission on the part of Mitsukoshi, or any of its agents, servants, or employees.

4.3 To the extent not covered by the Liability Insurance, Tiffany and Tiffany-Japan shall during and after the term of this Agreement, indemnify, defend and hold Mitsukoshi harmless from and against any and all claims, demands, suits, actions, causes of action, loss, damage, liability and attorney's fees, and other costs and expenses incurred by Mitsukoshi as a result of any violation of this Agreement by, or any act of omission or commission on the part of Tiffany or Tiffany-Japan, or any of their respective agents, servants, or employees, and from all claims, damages, causes in action, tax liabilities, fines, or suits arising from the sale of defective merchandise (provided, however, that in the case of claims, damages, etc. based upon a product liability case, i.e. a case in which it is claimed that bodily injury or property damage (other than to the product itself) has been incurred as result of a defect (including a defect, non-statement or misstatement in labeling etc.) or a claimed defect in Tiffany Merchandise, any and all the claims, damages, etc. arising from the sale of such merchandise, regardless of whether such merchandise is defective or not, shall be included in this indemnity) or as a result of use of the Trademarks as permitted in this Agreement.

                                    ARTICLE V
                    RESPONSIBILITIES FOR TIFFANY MERCHANDISE

5.1 Tiffany-Japan shall place Tiffany Merchandise in the Ginza Store for sale pursuant to the terms of this Agreement.

5.2 Neither Mitsukoshi nor Tiffany-Japan shall sell any items other than Tiffany Merchandise in the Ginza Store unless otherwise agreed between the parties.

5.3 It shall be Tiffany-Japan's responsibility to select and furnish a sufficient quantity and assortment of Tiffany Merchandise for sale in the Ginza Store, such assortment to be

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

         entirely within the discretion of Tiffany-Japan.

5.4 While Tiffany Merchandise is kept in the Ginza Store the ownership of and title to such Tiffany Merchandise (other than Consigned Merchandise) shall remain with Tiffany-Japan until such time as the Tiffany Merchandise is sold to a customer.

5.5 Tiffany-Japan shall be responsible for loss or damage to Tiffany Merchandise kept in the Ginza Store other than loss or damage attributable to the negligence or willful misconduct of Mitsukoshi Staff.

5.6 It shall be the responsibility of Tiffany-Japan to affix its price tag to the Tiffany Merchandise in the Ginza Store and to account for inventory using the Inventory System.

                                   ARTICLE VI
                           SALE OF TIFFANY MERCHANDISE

6.1 In consideration of the Selling Percentage, Mitsukoshi shall ACT FOR Tiffany-Japan in the sale of the Tiffany Merchandise from the Ginza Store, deliver the Tiffany Merchandise to the customer, accept receipt of payment and hold the proceeds of sale.

6.2 Tiffany Merchandise shall be sold in the Ginza Store at the Current Retail Price.

6.3 Mitsukoshi shall close its accounts for the sale and return of Tiffany Merchandise in the Ginza Store at the end of each month and report Net Sales to Tiffany-Japan by the 15th day of the following month. Mitsukoshi shall, on the 20th day of each month, remit to a bank account designated by Tiffany-Japan (a) Net Sales for the prior month plus the applicable consumption tax reduced by (b) the associated Selling Percentage and the applicable consumption tax with respect to such Selling Percentage.

6.4 In consideration of the Selling Percentage, Mitsukosi shall make available to customers in the Ginza Store credit terms generally available to customers in its stores and shall bear the risk of credit losses. Sales of Tiffany Merchandise made on credit shall be accounted for to Tiffany-Japan as though they were made on a cash basis and Tiffany-Japan shall not be charged for any credit losses that Mitsukoshi may incur in connection with such sales.

6.5 When Tiffany Merchandise sold at a Mitsukoshi Boutique is offered for return for credit at the Ginza Store or when Tiffany Merchandise sold at the Ginza Store is offered for return for credit at a Mitsukoshi Boutique, the following procedures shall apply:

         6.5.1 The Ginza Store or the Mitsukoshi Boutique, as the case may be (the "Accepting Store"), which is offered the return shall examine the merchandise and documents

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

                  in question and determine whether the offered return may constitute a Qualified Return;

         6.5.2 If the Accepting Store elects to accept a Qualified Return, it shall: accept custody of the merchandise; issue a refund of the purchase price to the customer; notify (a) Tiffany-Japan and (b) the Mitsukoshi Boutique or the Ginza Store at which the merchandise accepted as a Qualified Return was sold, whichever the case may be (the "Selling Store") of the fact of such return and the Merchandise and purchase price involved; account for the amount refunded to the customer as an advance to the Selling Store; and promptly arrange for delivery to Tiffany-Japan in care of the Selling Store of the merchandise accepted as a Qualified Return;

         6.5.3 Upon receipt of the notice and delivery referred to in Section 6.5.2, the Selling Store shall settle the advance referred to in Section 6.5.2 with the Accepting Store; and

         6.5.4 The Selling Store will promptly return custody of the merchandise to Tiffany-Japan at the Selling Store, deduct the amount of the advance referred to in Section 6.5.2 from Net Sales in the Selling Store.

6.6 Without prior approval from Tiffany-Japan, Mitsukoshi shall not sell Tiffany Merchandise to customers who evidence an intention to re-sell the Tiffany Merchandise or to use the Tiffany Merchandise for promotional purposes as premiums or novelty gifts-with-purchase that would, in the reasonable opinion of Tiffany-Japan, adversely affect the marketing image of Tiffany Merchandise.

                                   ARTICLE VII
             CONSTRUCTION, OPERATION AND MAINTENANCE OF GINZA STORE

7.1 Tiffany-Japan will renovate, fixture, fit-out and decorate the Premises, including provision of a suitable voice telephone system and the Security System.

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

7.2 In consideration of the Selling Percentage, Mitsukoshi agrees to provide the following at Mitsukoshi's cost and expense until the termination of this Agreement in connection with the operation of the Ginza Store:

         7.2.1    the POS System and all associated data communication expenses;

         7.2.2 Staff (Mitsukoshi Staff and employees of Tiffany-Japan to be provided through the Staffing Agreement); and

         7.2.3 receipts to customers and related revenue stamps required under Japanese law or regulation.

7.3 Tiffany-Japan agrees to provide the following at Tiffany's cost and expense until the termination of this Agreement in connection with the operation and maintenance of the Ginza Store:

         7.3.1    Maintenance;

         7.3.2    Flowers;

         7.3.3    Inventory System;

         7.3.4    Office Equipment;

         7.3.5    Security;

         7.3.6    Security Systems;

         7.3.7    Uniforms;

         7.3.8    Utilities and Services;

         7.3.9    Shipping, Packing and Receiving;

         7.3.10 Packaging Materials; and

         7.3.11 Furniture and Equipment.

7.4 Mitsukoshi will operate, as its sole responsibility, the POS System in such fashion as to accurately record all sales of Tiffany Merchandise at the Ginza Store.

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

         7.4.1 Mitsukoshi will keep records of all sales of Tiffany Merchandise at the Ginza Store for a minimum period of three
                  (3) years and allow access to such records on Mitsukoshi's premises by independent auditors engaged by Tiffany-Japan and/or by Tiffany's internal audit staff for the purpose of reconciliation and audit, all at the expense of Tiffany or Tiffany-Japan, as the case may be.

         7.4.2 In the event that such a reconciliation or audit reveals an underpayment or an overpayment of amounts paid or payable under this Agreement, the parties hereto shall make prompt payments necessary to rectify such underpayment or overpayment.

7.5 Mitsukoshi shall compile customer data in the form of a customer purchase history card, which will be from time to time updated with the information contained in the customer card to be prepared for each purchase by a customer. These customer purchase history cards and customer cards shall be prepared by the Staff under the POS Manager's management. The data included on the customer purchase history cards and customer cards shall include names, mailing addresses and purchase history of all customers at the Ginza Store, and such data shall be the joint property of Tiffany-Japan and Mitsukoshi. Mitsukoshi shall provide Tiffany-Japan with a complete and accurate copy of such data on a monthly basis. When it becomes possible to do so, such data shall be provided in computer-readable form.

                                  ARTICLE VIII
                            MANAGEMENT OF GINZA STORE

8.1 Subject to the provisions of the Staffing Agreement, Tiffany-Japan shall manage, under the joint cooperative guidance of the President of the Ginza Store and the EVP/COO, all aspects of the Ginza Store with the exception of the POS System.

8.2 The operating hours and days of operation for the Ginza Store shall be as set forth in Schedule OH attached hereto. In the event that Mitsukoshi is prevented, by reason of its agreements with a labor union or unions, from sending Mitsukoshi Staff (except for cashiers) to work in the Ginza Store at times when the Ginza Store is operated, TiffanyJapan may elect to provide Tiffany Staff under the Staffing Agreement to temporarily replace Mitsukoshi Staff (except for cashiers) in order to keep the Ginza Store in operation.

8.3 The Ginza Store shall be managed in accordance with the Operating Manual to the extent that the Operating Manual is not inconsistent with the express terms of this Agreement and overall operating principles of Mitsukoshi.

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

8.4 In the event an issue arises which is not dealt with in this Agreement, the respective leaders of the Tiffany Staff and the Mitsukoshi Staff shall discuss such issue and attempt to resolve it to the satisfaction of both. If such issue cannot be resolved despite such a consultation, it shall be resolved by consultation between the President of Tiffany-Japan and the President of Mitsukoshi's Ginza store.

8.5 Tiffany-Japan shall provide training to the Staff with respect to the Tiffany Merchandise, the history and traditions of Tiffany & Co., the treatment of customers and merchandise management systems.

8.6 Tiffany-Japan and Mitsukoshi shall discuss with each other the work performance of the Mitsukoshi Staff and the Tiffany Staff.

8.7 Subject to the express provisions of this Agreement, the President of Mitsukoshi's Ginza store will serve in the position of President of the Ginza Store and an Executive Vice President/Chief Operating Officer ("EVP/COO") will report to such President. The President of Tiffany-Japan or his designate will serve in the position of EVP/COO of the Ginza Store. Service in the positions of President and EVP/COO of the Ginza Store shall be gratis.

                                   ARTICLE IX
                  DISPLAY AND PACKAGING OF TIFFANY MERCHANDISE

9.1 Tiffany-Japan shall determine the manner in which the Tiffany Merchandise is displayed within the Ginza Store.

9.2 Tiffany-Japan shall determine the manner in which store windows, vitrines and other showcases are decorated and the selection of Tiffany Merchandise to be displayed in such windows, vitrines and other showcases.

9.3 Tiffany-Japan shall determine the manner in which Tiffany Merchandise is packaged on sale to customers.

9.4 All signs used in connection with the Ginza Store shall conform to the standards established by Tiffany-Japan.

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

                                    ARTICLE X
                            ADVERTISING AND PROMOTION

10.1 Tiffany-Japan shall be responsible for advertising and promotional activity in Japan in connection with the Ginza Store and shall arrange for such advertising and promotion at its own cost. The amount of such advertising undertaken by Tiffany shall be entirely at the discretion of Tiffany, it being understood that Tiffany will not typically sponsor advertising directed solely to the Ginza Store but will advertise TIFFANY & CO. brand merchandise on a general basis.

10.2 Mitsukoshi will not undertake any advertising or promotional activity with respect to the Ginza Store unless expressly approved by Tiffany-Japan in advance. Mitsukoshi will not undertake any advertising or promotional activity with respect to Tiffany Merchandise except as provided in the 93 Agreement.

                                   ARTICLE XI
                     EXPIRATION AND TERMINATION OF AGREEMENT

11.1 On the Expiration Date, this Agreement shall terminate unless previously terminated for default as provided below. Prior to the Expiration Date, Mitsukoshi and Tiffany-Japan shall meet for the discussions anticipated under Section 13.1 of the 93 Agreement, such discussions to include arrangements which will permit Mitsukoshi to continue to act for Tiffany-Japan in the sale of Tiffany Merchandise from the Ginza Store on terms which are mutually acceptable to the parties and consistent with Landlord's requirements as to the Premises and which terms reflect the anticipated relationship between the parties with respect to the Mitsukoshi Boutiques.

11.2 The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute a default allowing the non-defaulting party to terminate this Agreement on written notice and/or to pursue other remedies available at law or otherwise under this Agreement (provided, however, that Tiffany may not assert a default against Tiffany-Japan or any of its other Affiliates or vice versa, and that Mitsukoshi may not assert a default against any of its Affiliates or vice versa):

         11.2.1 Any party shall fail to pay any monies due under this Agreement other than amounts disputed for bona fide reasons and the same shall not be paid within thirty (30) days after written notice from the party to whom such monies shall be due;

         11.2.2 Any party shall fail or neglect to perform, keep, or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement, the 93 Agreement, the Sublease or the Staffing Agreement, or in any other agreement, contract or undertaking contemplated under this Agreement and the same shall not be cured to the

02/23/96                                                                 Page 14
                  other party's satisfaction within thirty (30) days after written notice identifying such event or condition or, in the event such failure or neglect is not reasonably susceptible to cure within thirty (30) days, the party charged with such failure or neglect shall have further failed to commence cure and diligently proceed to completion of such cure;

         11.2.3 The insolvency of any party (for this purpose, "insolvency" shall mean the inability to satisfy its debts as they come due);

         11.2.4 The institution of any proceeding or arrangement by or against any party relating to or in the nature of bankruptcy, insolvency, or an assignment for the benefit of creditors, which proceeding or arrangement is consented to by the party against whom it is instituted or is not dismissed or discontinued within sixty (60) days after the institution of such proceeding or arrangement;

         11.2.5 The making of any assignment for the benefit of creditors or the appointment of a receiver of or for any party or of or for all or substantially all of the business, assets or properties of any party;

         11.2.6 The transfer or attempted transfer (or any transaction the effect of which is to transfer) of any license, right or privilege granted under this Agreement except as expressly permitted under this Agreement;

         11.2.7 Any conduct by Mitsukoshi or its Affiliates which is materially injurious to the value of the Trademarks or to Tiffany's name and/orreputation or to the name and/or reputation of any other owner of one of the Trademarks; or

         11.2.8 Any conduct by Tiffany or Tiffany-Japan which is materially injurious to the value of the trademarks, name and/or reputation of Mitsukoshi or Mitsukoshi's Affiliates.

11.3 Termination or expiration of this Agreement shall not discharge the obligation of any party to pay monies or other obligation due under this Agreement as of the date of termination or discharge any obligations under this Agreement stated to come into being on termination or expiration and the following provisions of this Agreement shall survive its termination or expiration: Sections 2.3, 3.1.1, 3.1.2, 4.2 and 4.3.

11.4 Upon the termination of this Agreement, Mitsukoshi shall immediately vacate the Premises, as provided in the Sublease.

02/23/96                                                                 Page 15

11.5 Upon the termination of this Agreement Mitsukoshi will not have any right to use the tradename TIFFANY & CO. or any of the trademarks in connection with the operation of the Ginza Store, and, in the event that for any reason Mitsukoshi fails to release sole possession of the Premises on the termination of this Agreement to Tiffany-Japan, Mitsukoshi will remove all Trademarks from the Premises and cease to operate the Ginza Store as a TIFFANY & CO. store.

                                   ARTICLE XII
                                  MISCELLANEOUS

12.1 No party will make any press release announcing the signing of this Agreement until the other parties shall have had an opportunity to review and comment upon the proposed press release.

12.2 Nothing in this Agreement shall be interpreted to be inconsistent with Mitsukoshi's obligation to return sole possession of the Premises to Tiffany-Japan at the expiry of the Sublease term. Throughout the effective period of this Agreement Tiffany-Japan shall have free and unencumbered access to the entire Premises at all hours of the day and night and shall be entitled to maintain a full set of keys and security codes to obtain access to all areas within the Premises, provided, however, that Tiffany-Japan shall not be entitled to have any access to the POS System except as provided in Section 7.4.1 above so that Mitsukoshi may assume all the responsibilities related to the POS System pursuant to this Agreement.

12.3 This Agreement may not be modified, altered or amended except by an agreement in writing signed by all parties.

12.4 Except as expressly provided in this Agreement, no party may sell, delegate, assign or transfer this Agreement, or any part hereof, without the consent of the other parties. It is expressly agreed that Mitsukoshi may delegate its obligations under this Agreement to one of its Affiliates but will remain fully liable under the terms of this Agreement for the performance of such Affiliate and that Tiffany-Japan may delegate its obligations under the Staffing Agreement to one of its Affiliates but will remain fully liable under the terms of the Staffing Agreement.

12.5 The failure by any party, at any time or times, to require strict performance by any other party of any provision of this Agreement shall not waive, affect or diminish any right thereafter to demand strict compliance and performance therewith. Any suspension or waiver (which must be in writing) by any party of a default under this Agreement by any other party shall not suspend, waive or affect any other default under this Agreement, whether the same is prior or subsequent thereto and whether the same or of a different type.

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

12.6 Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement; provided that if any provision which has been a material consideration to either party entering into this Agreement is so prohibited or invalid the party to which such provision was material may terminate this Agreement if the other party is unwilling or unable, after negotiation in good faith, to modify this Agreement to replace such material provision with a valid substitute provision which is reasonably acceptable.

12.7 Subject to the provisions of Section 12.4, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Tiffany, Tiffany-Japan and Mitsukoshi.

12.8 This Agreement shall in all respects be governed by and construed in accordance with the laws of Japan applicable to agreements executed, delivered and performed within Japan, without regard to Japan's conflict of laws rules, including all matters of construction, validity and performance.

12.9 Except as otherwise provided herein, any notice necessary or desirable hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) effective upon hand delivery to an officer of the recipient or (ii) effective ten (10) days following posting in the United States or Japan by registered airmail, with proper postage prepaid, and addressed to the party to be notified as follows, provided that a copy of such notice shall be sent, within twenty-four hours of such mailing, by facsimile transmission and addressed to party to be notified at the facsimile numbers provided below:

                  If to Tiffany-Japan, at: 3-1-31, Minami-Aoyama, Minato- Ku, Tokyo 107 Japan, Facsimile Number: 81-3-3746-0335; Attn:
                  President, with a copy to Tiffany;

                  If to Tiffany, at: 727 Fifth Avenue, New York, NY 10022 United States of America, Facsimile Number: 212-605-4177, Attn: Legal Department; and

                  If to Mitsukoshi, at: 4-1, Nihombashi Muromachi 1-chome, Chuo-Ku, Tokyo 103, Japan, Facsimile Number: 81-3-3274- 6100,
                  Attn: General Manager, Central Merchandising Division.

12.10 The Article titles contained in and throughout this Agreement are and shall be without substantial meaning or content of any kind whatsoever and are not a part of this Agreement.

02/23/96                                                                 Page 17

12.11 The parties shall discuss and attempt to solve in good faith all disputes, controversies or differences that arise between them. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or the breach hereof, which cannot be resolved by discussion between the parties shall be finally decided by court proceedings. The parties hereto agree that the Tokyo District Court sitting in Tokyo, Japan shall have jurisdiction over such proceedings.

12.12 Nothing stated in this Agreement shall serve to make any director, officer, employee or agent of Tiffany-Japan (or of one or more of its Affiliates) the director, officer, employee or agent of Mitsukoshi (or of any of its Affiliates) or serve to make any director, officer, employee or agent of Mitsukoshi (or of one or more of its Affiliates) the director, officer, employee or agent of Tiffany-Japan (or of any of its Affiliates).

12.13 This Agreement shall be entered into in triplicate in both English and Japanese; however, in the event that any conflict in meaning arises when the Japanese version of this Agreement is compared to the English version of this Agreement, it is hereby agreed that the English version will supersede the Japanese, it being acknowledged that this Agreement was negotiated in the English language.

12.14 This is the entire agreement between the parties with respect to the subject matter hereof. It supersedes all prior agreements, memoranda, oral agreements or understandings between the parties.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

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

         Schedule MS

                  FUNCTIONS TO BE PERFORMED BY MITSUKOSHI STAFF

         (1) Sales Manager, High End Jewelry. Supervises a sales staff selling higher-priced jewelry on the first floor of the Ginza Store. Does direct selling when required, particularly for important customers. Takes direction from First Floor Manager. One of two Sales Managers for higher- priced jewelry on the first floor, each to supervise a sales staff. The other Sales Manager will be a member of Tiffany Staff.

         (1) Sales Manager, Designer-Collections Jewelry. Supervises a sales staff selling designer and collections jewelry on the first floor of the Ginza Store. Does direct selling when required, particularly for important customers. Takes direction from First Floor Manager.

         (1) Sales Manager, Silver Jewelry. Supervises a sales staff selling silver jewelry (exclusive of Peretti/Picasso) on the second floor of the Ginza Store. Does direct selling when required. Takes direction from Second Floor Manager.

         (1) POS Manager. Takes direction from the President and General Manager of the Ginza Store. Has responsibility for POS System and Cashiers.

         (3)      Cashiers, First Floor.  Take direction from POS Manager.

         (3)      Cashiers, Second Floor. Take direction from POS Manager.

SEE ORGANIZATIONAL CHART.  MEMBERS OF MITSUKOSHI STAFF ARE
INDICATED WITH SHADING.

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

         SCHEDULE OH

            OPERATING HOURS AND DAYS OF OPERATION FOR THE GINZA STORE

         Days of Operation:         365 days a year or, if less, the maximum
                                    number of days which the Ginza Store is
                                    permitted to be open by applicable law or regulation, regulation by the Tokyo
                                    Metropolitan Office.

         Hours of Operation:        10:00 a.m. to 8:00 p.m.

02/23/96                                                                 Page 20

                                                                      EXHIBIT SA

                         [TRANSLATION FROM THE JAPANESE]
                               STAFFING AGREEMENT

This Agreement has been entered into on February 23, 1996 by and between Tiffany & Co. Japan Inc. (hereinafter referred to as "Tiffany") and Mitsukoshi Ltd. (hereinafter referred to as "Mitsukoshi").

Article 1.                 (Definition)

The capitalized terms used herein shall have the same meanings as defined in the FSS Agreement dated February 23, 1996 between Tiffany and Mitsukoshi (hereinafter referred to as the "FSS Agreement").

Article 2.                 (Entrustment of Services and Dispatch of Tiffany
Staff)

1. Mitsukoshi shall entrust Tiffany with the product sales, product management and marketing at the Ginza Store (hereinafter referred to as the "Services") in accordance with the terms of this Agreement and Tiffany shall agree to accept the Services.

2. Tiffany shall dispatch Tiffany Staff to Mitsukoshi to fulfill the Services.

3. Tiffany shall execute the Services with the care of a good manager, and Tiffany shall cause the Tiffany Staff to comply with the rules and regulations prepared from time to time by Tiffany Japan and/or the lessor of the Ginza Store that are applicable to the Ginza Store and the Premises.

02/23/96                                                                 Page 21

Article 3.                 (Status of Tiffany Staff)

1. When Tiffany wishes to dispatch its employee to Mitsukoshi as Tiffany Staff, Tiffany shall write the name, sex, age and brief personal history of such employee on the form prescribed by Mitsukoshi in advance, submit the same to Mitsukoshi, and obtain Mitsukoshi's prior consent to the dispatch.

2. The salary and welfare expenses of Tiffany Staff shall be borne by Tiffany

3. The working conditions for Tiffany Staff shall be the same as those for the other employees of Tiffany. The working hours and holidays for Tiffany Staff shall be controlled by the store general manager stationed by Tiffany at the Ginza Store.

4. Tiffany Staff shall be subject to the directions and administration of the EVP/COO stationed by Tiffany at the Ginza Store; provided, however, that to the extent that it is necessary for the management of the Ginza Store, Tiffany Staff shall also be subject to the directions and administration of Mitsukoshi.

5. If Mitsukoshi, on reasonable grounds, considers that certain Tiffany Staff are inappropriate, Mitsukoshi may request Tiffany to immediately stop such staff's work and exchange him/her for another.

6. Tiffany shall, by the end of each month, submit a monthly work schedule for Tiffany Staff for the following month to Mitsukoshi.

Article 4.                 (Burden of Expenses for the Services)

Unless otherwise provided herein, the provisions of the FSS Agreement shall apply to the burden of expenses for the Services pursuant to this Agreement.

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

Article 5.                 (Payment of Service Fees)

1. Mitsukoshi shall pay Tiffany, in consideration of the execution of the Services, a service fee in an amount equal to 8.70% of the Net Sales of the Ginza Store every month.

2. Tiffany shall issue an invoice for the Services fee by the sixteenth day of the month following the month for which the sales are calculated, and Mitsukoshi shall pay Tiffany the service fee stated in the invoice by the twentieth day of the same month.

Article 6.                 (Damage)

If Tiffany Staff, in relation to their duties and due to reasons attributable to them, cause, directly or indirectly, damage to Mitsukoshi, Tiffany shall compensate Mitsukoshi for such damage.

Article 7.                 (Termination of Agreement)

1. The effective term of this Agreement shall be until September 30, 2001.

2. This Agreement shall automatically cease to have effect immediately upon the termination of cancellation of the FSS

Agreement.

3. Notwithstanding the provisions of the preceding two paragraphs, if there is a material default of the terms of this Agreement by either party hereto, the other party may terminate this Agreement by notifying the defaulting party in writing and stating the reasons thereof; provided, however, that this shall not preclude any claim for damages against the defaulting party.

02/23/96                                                                 Page 23

Article 8.                 (Responsibility after the Termination of Agreement)

Even when this Agreement is terminated, the pecuniary obligations under Article 5 and 6 hereof which have accrued on or before such termination shall remain until the payment is completed.

Article 9.                 (Agreement on Competent Court)

Should any dispute arise between the parties hereto in connection with this Agreement, the Tokyo District Court shall be the competent court having jurisdiction.

Article 10.                (Language and Governing Law)

This Agreement shall be prepared in Japanese and shall be construed in accordance with the laws of Japan.

Article 11.                (Interpretation)

Should any doubt arise with respect to any of the provisions of this Agreement, or should there be any matter not provided under this Agreement, the parties hereto shall consult with each other in good faith so as to resolve the matter.

02/23/96                                                                 Page 24

IN WITNESS WHEREOF, both parties hereto have prepared this Agreement in duplicate by affixing their names and signatures hereon, each retaining one copy hereof.

February 23, 1996

Tiffany:                   Kikuo Fukui [seal]
                           Representative in Japan/President
                           Tiffany & Co. Japan Inc.
                           (Address in Japan)
                           1-31 Minami-Aoyama 3-chome, Minato-ku, Tokyo 107

Mitsukoshi:                Shigeo Takeuchi [seal]
                           Senior Managing Director, General Manager
                           Central Merchandise Division
                           Mitsukoshi Ltd.
                           4-1 Nihonbashi-Muromachi 1-chome, Chuo-ku, Tokyo 103

02/23/96                                                                 Page 25

                                                                      EXHIBIT SL

                         [TRANSLATION FROM THE JAPANESE]
                               SUBLEASE AGREEMENT

Tiffany & Co. Japan Inc., as a sublessor, (hereinafter referred to as the "Sublessor") and Mitsukoshi Ltd., as a sublessee, (hereinafter referred to as the "Sublessee") have entered into this Agreement concerning the sublease of premises for rent, as follows:

Article 1.                 (Definition)

The capitalized terms used herein shall have the same meanings as defined in the FSS Agreement dated February 23, 1996 between the Sublessor and the Sublessee (hereinafter referred to as the "FSS Agreement").

Article 2.                 (Leased Premises)

1. The Sublessor shall grant a sublease of the premises described at the end of this Agreement (hereinafter referred to as the "Leased Premises") to the Sublessee, and the Sublessee shall take the sublease of the same.

2. Prior to the delivery of the Leased Premises, the Sublessor shall conduct appropriate interior and facing finish work necessary for the use of the Leased Premises as the Ginza Store in accordance with the FSS Agreement and shall install all the fixtures and other equipment (including the proper telephone system and Security System); provided, however, that the POS System shall be installed by the Sublessee at its responsibility.

02/23/96                                                                 Page 26

Article 3.                 (Term of Agreement)

1. The Sublessor shall deliver the Leased Premises for the sublease to the Sublessee on the date which both parties shall separately agree to in the future as the day early enough for the Sublessee's preparation of the opening of the Ginza Store on the scheduled opening date (hereinafter referred to as the "Delivery Date").

2. The term of the sublease shall be from the Delivery Date through September 30, 2001.

3. The Sublessor shall obtain in advance the consent of Mitsui Real Estate Development Co., Ltd., the party that has leased the Leased Premises to the Sublessor (hereinafter referred to as the "Lessor"), to the sublease of the Leased Premises to the Sublessee for the period set forth in Paragraph 2 hereof.

4. The Sublessee shall vacate the Leased Premises to the Sublessor immediately upon the expiration of the term set forth in Paragraph 2 hereof; provided, however, this shall not apply to the case where the FSS Agreement has been extended in accordance with Article 11.1 of the FSS Agreement on the condition that the Lessor consents to the extension or renewal of the sublease. In such case, this Agreement shall be extended or renewed for the same period as the FSS Agreement, and the Sublessor shall make its best efforts to obtain consent from the Lessor concerning the extension or renewal of the sublease.

Article 4.                 (Rent, etc.)

1. The Sublessee shall pay the Sublessor as rent an amount equal to 12% of the Net Sales at the Ginza Store every month.

02/23/96                                                                 Page 27

2. The Sublessor shall issue an invoice of rent for each month by the sixteenth day of the month following the month for which the sales are calculated, and the Sublessee shall pay, as the rent, the amount stated in the invoice by the twentieth day of the same month.

3. Rent shall begin to accrue on the Delivery Date.

4. No deposit shall be required.

Article 5.                 (Consumption Tax)

The Sublessee shall separately bear the amount of consumption tax on the fees or expenses shown in each of the following items, and the time and method of payment of such tax amount shall correspond to those for payment of such fees or expenses:

(1) Rent set forth in Article 4 hereof; and

(2) Other fees or expenses on which consumption tax is payable in accordance with the Consumption Tax Law.

Article 6.                 (Payment of Expenses)

1. Whether charges are for the exclusive-use portions of the Leased Premises or whether charges are for the common use portions of the building, all the Utility and Service charges including the fees for air-conditioning, extended hour air-conditioning, fuel, lighting (including electricity), cleaning and so forth shall be borne by the Sublessor.

2. The payment of expenses concerning this Agreement other than those set forth in the preceding paragraph of in other parts of this Agreement shall be in accordance with the FSS Agreement.

02/23/96                                                                 Page 28

Article 7.                 (Purpose of Use)

The Sublessee shall use the Leased Premises for the operation of the Ginza Store, and shall not change the purpose of use without obtaining the Sublessor's consent.

Article 8.                 (Prohibited Acts)

The Sublessee shall not engage in any of the following acts without obtaining the Sublessor's consent:

(1) The transfer or mortgage of the lease right; or

(2) The display of a signboard or the putting up of an advertising sign or billboard, etc. within or outside the Leased Premises.

Article 9.                 (Remodelling, Alteration and Fixtures)

The Sublessor shall, at its own responsibility and expense, remodel or alter the Leased Premises, add facilities and fixtures thereto thereby changing the original condition of the Leased Premises, or make repairs to the Leased Premises.

Article 10.                (Sublessee's Management Responsibility)

1. The Sublessee shall use the Leased Premises together with the common use portions of the building with the care of a good manager.

2. The Sublessee shall not engage in any of the following acts within the building:

(1) To bring in an excessively heavy article, extremely inflammable goods or other dangerous goods, or to do any act which is detrimental to the preservation of the building;

02/23/96                                                                 Page 29

(2) To stay overnight in the Leased Premises or to keep animals within the Leased Premises, or to do any act which is detrimental to the management of the building; or

(3) To do any other act which may cause annoyance to the Sublessor or other tenants.

3. If the Sublessee or its employee or contractor causes damage to the Sublessor, other tenants, etc., the Sublessee shall immediately notify the Sublessor of such occurrence and shall fully compensate the suffering party for such damage.

Article 11.                (Compensation for Damage)

If the Sublessee or its agent, employee or contractor has caused damage to the building facilities and items appurtenant thereto either wilfully or by negligence in the conduct of the Sublessee's business, the Sublessee shall make repairs to and restore the building facilities or appurtenant items at its own responsibility, or shall pay appropriate compensation for the damage.

Article 12.                (Exemption)

The Sublessor shall not be held responsible for any damage sustained by the Sublessee for flood, fire or theft; or for any accident arising in connection with the gas, electricity, water or air-conditioning equipment, elevators and other facilities; or for any damage caused by other tenants, or due to acts of God; so long as the Sublessor has exercised the care normally expected of an owner of a building in the maintenance and management of such building.

02/23/96                                                                 Page 30

Article 13.                (Advance Notice for Termination of Agreement)

If either the Sublessor or the Sublessee intends to terminate this Agreement during the effective term of the sublease, such party shall give the other party a written notice at least six (6) months prior to the expiration of the term; provided, however, that the Sublessee may immediately terminate this Agreement by paying the Sublessor an amount equal to six (6) months' rent, in lieu of giving said advance notice.

Article 14.                (Termination of Agreement)

1. If any of the following events occur, the Sublessor or the Sublessee may immediately terminate this Agreement by giving notice to the other party:

(1) The FSS Agreement is terminated or cancelled;

(2) Either party breaches this Agreement or any other agreement executed in connection herewith and does not remedy such breach within two (2) months of the notice thereof;

(3) A provisional attachment, attachment or provisional disposition is executed against either party, an application is filed against either party for company arrangement, corporate reorganization, composition with creditors or bankruptcy or either party is suspended from making transactions with any bank; or

(4) Either party damages the other party's honor or credibility.

2. The Sublessor may immediately terminate this Agreement without giving any notice or advice if any of the following events occur:

(1) The Sublessee delays paying the rent or other charges for two

(2) consecutive months or more; or

02/23/96                                                                 Page 31

(3) The Sublessee leaves the Leased Premises without notice or leaves the Leased Premises unused for one (1) month or more.

Article 15.                (Vacating Provisions)

The Sublessee shall observe the following rules when it vacates the Leased Premises irrespective of the cause therefor:

(1) Any work to restore the Leased Premises to its original condition (which means the condition where the fixtures, etc. set forth in Article 2, Paragraph 2 hereof where established; provided, however, that were and tear as a result of normal business and natural wear and tear due to the lapse of time shall be permitted, and the same shall apply hereafter in this Article) shall be performed by a contractor designated by the Sublessor;

(2) When the Sublessee returns the Leased Premises to the Sublessor due to the expiration of the term, cancellation or termination of this Agreement, the Sublessee shall inspect the entire portion of the Leased Premises in the presence of the Sublessor or its agent, and the Sublessee shall completely restore the Leased Premises to its original condition upon the Sublessor's demand if there is any portion which has been remodelled or to which an addition has been made. If the Sublessee fails to perform this obligation, the Sublessee shall not object to the Sublessor's performing the required restoration work, at its discretion, on behalf of the Sublessee at the Sublessee's expense, and shall also immediately repay to the Sublessor the amount of expenses incurred therefor. Furthermore, the Sublessee shall make no objection whatsoever if the Sublessor, at its discretion, disposes of any article left behind.

(3) At the time of evacuation, the Sublessee shall not make any demand for payment of the moving expenses or any other expenses, regardless of the reason or pretext therefor, except if the

02/23/96                                                                 Page 32

Sublessee terminates this Agreement due to the Sublessor's default.

(4) If the Sublessee fails to completely vacate the Leased Premises by the expiration date of this Agreement, the Sublessee shall continue to pay rent for the period until the Sublessee vacates the Leased Premises, and shall also compensate the Sublessor for the any damage it incurs because of such delay in vacating the Leased Premises.

Article 16.                (Entry Right)

The Sublessor or anyone it designates shall be able to enter the Leased Premises at any time, by giving the Sublessee prior notice, in a manner which will not interfere with the Sublessee's conduct of business, for the purposes of building maintenance, equipment inspection and maintenance, etc., and to take any appropriate measures, if necessary; provided, however, that if the Sublessor is unable to give the Sublessee prior notice in the case of crime and disaster prevention, rescue activities or other emergencies, the Sublessor may give the Sublessee such notice promptly after the fact.

Article 17.                (House Rules)

The House Rules, which have been established for the purpose of management and use of the Leased Premises, and which have been presented to and approved by the Sublessee, are fully integrated with this Agreement and shall be observed by the Sublessee together with this Agreement.

Article 18.                (Duty to Notify)

The Sublessor or the Sublessee shall immediately notify the other party in writing when any change occurs with respect to its name, trade name, address, head office location or representative.

02/23/96                                                                 Page 33

Article 19.                (Competent Court)

Should any dispute arise between the parties hereto in connection with this Agreement, the Tokyo District Court shall be the competent court having jurisdiction.

Article 20.                (Language and Governing Law)

This Agreement shall be prepared in Japanese and shall be construed in accordance with the laws of Japan.

Article 21.                (Matters for Consultation)

Should any doubt arise with respect to any of the provisions of this Agreement, or should there be any matter not provided in this Agreement, the Sublessor and Sublessee shall consult each other in good faith so as to resolve the matter.

IN WITNESS WHEREOF, both parties hereto have prepared this Agreement in duplicate by affixing their name and signatures hereon, each retaining one copy hereof.

02/23/96                                                                 Page 34

February 23, 1996

Sublessor:                 Kikuo Fukui [seal]
                           Representative in Japan/President
                           Tiffany & Co. Japan Inc.
                           (Address in Japan)
                           1-31 Minami-Aoyama 3-chome, Minato-ku, Tokyo 107

Sublessee:                 Shigeo Takeuchi [seal]
                           Senior Managing Director, General Manager
                           Central Merchandise Division
                           Mitsukoshi Ltd.
                           4-1 Nihonbashi Muromachi 1-chome, Chuo-ku, Tokyo 103

                         Description of Leased Premises

Name of Building:          Ginza Iwasaki Building
Location:                  7-17 Ginza 2-chome, Chuo-ku
Structure of Building:     Steel-framed and reinforced concrete
                           building with 9 above-ground floors, 1
                           basement floor and 1-story penthouse

Floor and Room No.         Purposes                 Contracted Area (m2)
to be Used                 of Use                   (calculated from the
                                                    center line of the
                                                    walls)
- ----------------------     ------------------       ----------------------

2F, Room No. 201           Shop                     400.61
1F, Room No. 101           Shop                     301.18


Area indicated in the attached floor plan.

02/23/96                                                                 Page 35